Exhibit 10.7

Edwards Lifesciences

United States

2018

Edwards Incentive Plan (EIP)

PLAN OBJECTIVE

The Edwards Lifesciences Incentive Plan for 2018 (“2018 EIP” or “the Plan”) is a discretionary annual cash bonus program designed to motivate eligible participants to contribute to the achievement of the financial and strategic objectives of Edwards Lifesciences LLC (“Edwards” or “the Company”), as well as to achieve individual performance goals.

ELIGIBILITY

Edwards’ regular employees in the United States are eligible to participate in the 2018 EIP if they meet all of the following criteria:

•	Date of hire is before October 1, 2018;

•	Not a participant in any commission or other incentive compensation plan;

•	Full-time employee, or part-time employee regularly scheduled to work at least 20 hours per week; and

•
Participation has been submitted to and approved by the Plan Administrator or its designee; provided, however, participation by Edwards’ executive officers may be approved only by the Plan Administrator.

Employees who are hired into a 2018 EIP bonus-eligible position between January 1 and September 30, 2018, will be eligible for target bonuses based on their actual eligible earnings for the Plan year. Employees who are promoted into a 2018 EIP bonus-eligible position during the Plan year will be eligible for target bonuses based on their actual eligible earnings for the Plan year.

ELIGIBLE EARNINGS

The term “eligible earnings” as used in this Plan is defined in Exhibit A.

PLAN YEAR

The 2018 EIP Plan year (the “Plan year”) corresponds with the calendar year beginning January 1 and ending December 31, 2018 (the “Bonus Measurement Date”). The Plan year also is the bonus measurement period. This Plan is rolled out on an annual basis and expires at the end of the Plan year. The Company has full discretion to roll out a new plan or no plan in future plan years.

BONUS FUNDING

The 2018 EIP will be funded based on a percentage of Edwards’ financial performance, as modified by the achievement of the Key Operating Drivers (KODs).

Financial Performance
For purposes of the initial funding of the 2018 EIP, Edwards’ financial performance will be measured on the following criteria, weighted as noted:

Revenue Growth*    50%
Net Income        30%
Free Cash Flow**    20%

*     Assumes constant foreign exchange and excludes special items
**    Defined as cash flow from operations less capital expenditures and special items

Actual funding levels for each category will be interpolated at 1% intervals. Performance resulting in below 25% funding will result in zero payout for that category. Results from 25% to 175% will be specified in 1% increments. Under no circumstances will a category achieve higher than 175% funding. The funding for each category will be weighted accordingly and added together to achieve a total financial performance funding amount.

Key Operating Drivers (KODs)
The initial 2018 EIP bonus funding will be further modified by the achievement of Edwards Lifesciences Key Operating Drivers (KODs). Corporate employees, including corporate officers, will be measured against Corporate KODs. For business unit and region employees, enhanced “line of sight” KOD profiles will apply to increase awareness of company-wide strategy execution. US business unit and Global Supply Chain employees will have a KOD profile consisting of 70% Global Business Unit KODs and 30% Corporate KODs. Business-unit aligned region employees will have a KOD Profile consisting of 70% Region KODs and 30% Global Business Unit KODs. Other region employees will be tied to 70% Region KODs and 30% Corporate KODs. Employees can request a copy of their KOD profile from Human Resources or their manager. The actual split may vary depending on the business unit.

Depending on how KODs are achieved, the level of initial bonus funding based on achievement of financial performance goals will be further modified by a factor of not less than 50% (with a 30 point threshold) and not more than 150%.

Financials x Key Operating Drivers
Actual funding will be based on the product of the foregoing two components (financials x KODs), and will not exceed 175%.

Exhibit B provides examples of how the bonus amount would be funded, assuming attainment of a certain level of financial performance (as determined by the Plan Administrator) and as modified by the level of KOD achievement.

TARGET BONUS LEVELS

The target bonus amounts are expressed as a percentage of an employee’s 2018 eligible earnings. If a participant had a job change during the Plan year that affected the bonus level, the target bonus level for purposes of this Plan will be the target bonus applicable at year-end. If a participant had a job change during the Plan year that affected their KOD modifier, the KOD modifier will be pro-rated based on the time the participant was in a job tied to that KOD modifier.

Participants may receive more or less than their target bonus amounts depending on bonus funding and management’s determination of Performance Management Objective (PMO) achievement and at the discretion of the Company.

ACTUAL BONUS PAYOUTS

A participant’s actual bonus payout amount will be based on individual achievement of 2018 PMOs, as determined by the participant’s manager in her/his discretion. The PMOs are established by the participant’s manager, following discussion with and input from the participant. PMOs should reflect a balance between team and individual goals, financial and non-financial goals, and be clearly aligned with Edwards’ business goals and the organization’s KODs.

After the Plan year, the Plan participant and her/his manager will discuss individual PMO achievement levels. The Plan participant’s manager assigns PMO achievement percentages, which may range from 0% to 200%. The assignment of the PMO achievement percentage shall be within the discretion of the Plan participant’s manager. Unless determined otherwise by the Plan Administrator, for every 1% awarded by the manager over 100%, a corresponding discount of 1% below 100% must be applied to another participant in the department or organization, so that the total PMO pool for the department or organization adds up to approximately 100% (i.e., changes up or down must offset each other). Under no circumstance will a participant receive a PMO achievement percentage greater than 200%.

Actual bonus payouts are calculated as follows:

Bonus Target Amount = Participant’s 2018 Eligible Earnings x Participant’s 2018 EIP Bonus %

Payout = Bonus Target Amount x Financial Funding x KOD Modifier x PMO Achievement %

PAYMENT OF BONUSES

The Plan Administrator will review the bonus award recommendations in February 2019 and approve or modify the individual bonus award recommendations in its discretion.

2018 EIP payouts will be issued as soon as possible following the February Board of Directors meeting, but generally no later than March 15, 2019 (“Bonus Payout Date”).

To receive a bonus award, a participant must be on the Edwards payroll with an “active” or “LOA” status as of the Bonus Measurement Date, except as provided in the Termination of Employment Section, below.

Required withholdings, including any withholding for employees subject to tax laws of other countries, and authorized deductions will be subtracted from the gross amount of the bonus award. Bonus payouts are considered to be part of benefit pay. Contributions to the Edwards 401(k) Savings and Investment Plan and the Edwards Executive Deferred Compensation Plan will also be deducted, as authorized or required by the Plan terms. Employee Stock Purchase Plan payments will not be deducted from the bonus award payout.

TERMINATION OF EMPLOYMENT

To encourage continued employment with Edwards, participants who voluntarily sever their employment with Edwards or who are involuntarily terminated, for reasons other than those listed below, during the Plan year, are ineligible for a 2018 EIP bonus payout.

Participants who are employed at least six months during the Plan year and are terminated due to the following reasons during the Plan year are eligible for bonus payouts based on their actual eligible earnings:

1.	Involuntary Termination – termination of employment due to a reduction in force, departmental restructuring or job redefinition; or

2.	Disability – when an employee becomes disabled and unable, either with or without reasonable accommodation, to perform the essential functions of his/her position in the foreseeable future; or

3.	Retirement – termination of employment after age fifty-five (55) and 10 years of service; or

4.	Death.

The bonus amounts in these cases will be based on the full year of business performance for funding purposes and the level of PMO completion, as determined by the participant’s manager in her/his discretion (see next section), and eligible earnings.

PLAN ADMINISTRATION

The Plan Administrator is the Edwards Lifesciences Compensation and Governance Committee (or its successor). The Plan Administrator may delegate responsibility for Plan administration to a designee; provided, however, that the Plan Administrator may not delegate responsibility for approval of target and actual bonus amounts for Edwards’ executive officers. As used in this Plan, the term “Plan Administrator” includes any such designee.

The Plan Administrator shall have the sole discretion and authority to interpret this Plan and to determine the outcome of any question or dispute that may arise under this Plan. Among other things, the Plan Administrator is authorized to: (1) set the applicable financial performance targets and the method of determining attainment of such targets; (2) determine if, and to what extent, the financial performance targets have been satisfied; (3) set the KODs and target bonus amounts that apply to employees; (4) determine Plan eligibility; (5) adjust the actual bonus payouts based on its assessment of overall Company performance and other criteria it determines appropriate; (6) approve or modify individual bonus awards; (7) interpret the Plan and its application to individual Plan participants; (8) resolve specific Plan questions and issues; (9) adopt or modify rules and procedures for the administration of the Plan; and (10) recommend Plan continuation, changes, and adjustments from year-to-year. The decisions of the Plan Administrator shall be final and binding.

Eligible positions and target bonus levels will be evaluated and determined on an annual basis, subject to the discretion of the Company to roll out a new plan or no plan in future plan years as set out above.

Effect of Leave of Absence. If a Plan participant is on an approved leave of absence during the Plan year, the PMO achievement decision will be based on the time worked before and/or after the leave during the Plan year, and any bonus award will be based on achievement of the prorated PMOs.

The Plan Administrator must approve any exception to any provision of the Plan.

GENERAL

Nothing contained in this Plan, nor any action taken under this Plan, is to be construed as a contract of employment with Edwards or any affiliate, or as giving a Plan participant any right to continued employment with Edwards or any affiliate.

No person will, because of participation in this Plan, acquire any right to an accounting or to examine the financial records or affairs of Edwards.

This Plan supersedes any prior or existing incentive compensation plans, whether express or implied or oral or written, with respect to the Plan participants.

The Company reserves the right to abandon (i.e., terminate), amend, or modify the Plan, at any time, without advance notice.

EXHIBIT A

Eligible Earnings

Edwards’ intent in calculating and measuring eligible earnings for purposes of EIP Bonus payout is to avoid paying a bonus (EIP) on top of other bonuses.  We intend to pay EIP based on regular salary earnings and exclude allowances, reimbursements, and bonus payouts

For purposes of the 2018 EIP, eligible earnings shall include:

•	Salary and hourly wage earnings, including overtime pay

•	Shift differential pay

•	Lead pay

•	Call-in pay

•	Payments in lieu of a pay increase

•	Retroactive pay

•	Double time pay

•	Paid time-off benefits:

o	Bereavement leave pay

o	Paid holidays

o	Jury duty leave pay

o	Vacation pay

o	Paid sick time

o	Short-term disability pay

o	Military leave pay

For purposes of the 2018 EIP, eligible earnings shall not include:

•	Bonuses, awards, allowances, and/or reimbursements, including:

o	Incentive bonuses under the Edwards Incentive Plan and/or any other bonus plans

o	Attendance awards

o	Automobile allowances and mileage reimbursement

o	Business and travel expense reimbursements

o	Cash prizes or awards

o	Holiday gifts

o	Sales Compensation

o	Contest pay or prizes

o	Discretionary bonus awards

o	Draws toward commissions

o	Employee referral awards

o	For waiver of employee benefits or participation in any employee benefit plan

o	Hiring bonuses

o	Retention bonuses

o	Tax equalization payments to expatriates

o	Technical achievement awards

o	Travel allowances

o	Tuition reimbursements

o	Severance pay

o	Workers’ compensation benefits

•	Amounts paid, accrued or imputed as income, such as:

o	Benefits received under any government-sponsored employee benefit plan, such as a life insurance or short-term/long-term disability insurance plan

o	Deferred compensation, including deferred bonuses and interest earnings thereon

o	Executive perquisite allowances

o	Invention fees and awards

o	Income from sale of stock

o	Income from the exercise of stock options

o	Moving/relocation expenses or benefits, including mortgage differential payments and reimbursement of moving/relocation expenses

o	Non-cash prizes or awards

o	Pay for unused sick time

o	Pay for unused vacation time

o	Performance shares

o	Promotional awards

o	Restricted stock rights

o	Stock appreciation rights

o	Value of any fringe benefit granted to the participant

EXHIBIT B
Examples

Funding and Payout Determination for 2018 EIP1

Example 1: Corporate Employee

Assumptions
Eligible Earnings:        $100,000
Bonus Target %:             10%
Bonus Target Amount:          $10,000

Financial Performance

Financial Measures	% of Target Earned	Weight	Funding % Per Category
Revenue Growth	100%	50%	50%
Net Income	110%	30%	33%
Free Cash Flow	100%	20%	20%
Funding Based on Financial Measures			103%

Key Operating Drivers Performance

Corporate KOD Modifier Table - Example

KOD Modifier Based on Performance Compared to Expected Range				KOD Modifier – Illustrative Performance
KOD	Underachieve Points	Achieve Points	Overachieve Points	Performance Level	Modifier
1	0	60	120	Achieve	60
2	0	15	30	Overachieve	30
3	0	15	30	Achieve	15
4	0	10	20	Achieve	10
KOD Modifier[2]					115%

PMO Achievement = 100%

Bonus Payout Calculation

Payout = Bonus Target Amount x Financial Funding x KOD Modifier x PMO Achievement

Payout = $10,000 x 103% x 115% x 100% = $11,845

___________________________
1 The Plan Administrator may, at its discretion, adjust the level of bonus payouts based on its assessment of overall Company performance and other criteria it determines appropriate.
2 50% floor (with a 30-point threshold) and 150% ceiling.

Examples

Funding and Payout Determination for 2018 EIP1

Example 2: Business Unit Employee

Assumptions
Eligible Earnings	Bonus Target %	Bonus Target Amount
$100,000	10%	$10,000

Financial Performance
Financial Measures	% of Target Earned	Weight	Funding % Per Category
Revenue Growth	100%	50%	50%
Net Income	110%	30%	33%
Free Cash Flow	100%	20%	20%
Funding Based on Financial Measures			103%

Key Operating Drivers Performance

Corporate KOD Modifier Table – Example
KOD Modifier Based on Performance Compared to Expected Range				KOD Modifier – Illustrative Performance
KOD	Underachieve Points	Achieve Points	Overachieve Points	Performance Level	Modifier
1	0	60	120	Achieve	60
2	0	15	30	Overachieve	30
3	0	15	30	Achieve	15
4	0	10	20	Achieve	10
Corporate KOD Modifier[2]					115%

Business Unit KOD Modifier Table – Example
KOD Modifier Based on Performance Compared to Expected Range				KOD Modifier – Illustrative Performance
KOD	Underachieve Points	Achieve Points	Overachieve Points	Performance Level	Modifier
1	0	50	100	Achieve	50
2	0	25	50	Achieve	25
3	0	25	50	Achieve	25
Business Unit KOD Modifier[2]					100%

Business Unit Employee KOD Profile
KOD	Result	Weight	KOD Profile %
Business Unit	100%	70%	70%
Corporate	115%	30%	35%
Final Business Unit KOD Profile Result			105%

PMO Achievement = 100%

Bonus Payout Calculation

Payout = Bonus Target Amount x Financial Funding x KOD Modifier x PMO Achievement

Payout = $10,000 x 103% x 105% x 100% = $10,815
___________________________
1 The Plan Administrator may, at its discretion, adjust the level of bonus payouts based on its assessment of overall Company performance and other criteria it determines appropriate.
2 50% floor (with a 30-point threshold) and 150% ceiling.